Exhibit 99.1

Prudential Financial Recommends Shareholders Reject Unsolicited Mini-Tender Offer from Potemkin Limited

NEWARK, N.J., April 13, 2026 – Prudential Financial, Inc. (NYSE: PRU) (“Prudential”) announced today that it has received notice of an unsolicited mini-tender offer by Potemkin Limited (“Potemkin”) to purchase up to 100,000 shares of Prudential common stock from Prudential shareholders. The offer represents approximately 0.03 percent of Prudential’s shares of common stock outstanding. Potemkin’s offer price of $60.70 per share is approximately 37.36 percent below the $96.90 closing price of Prudential common stock on the New York Stock Exchange on April 10, 2026.

Prudential does not endorse Potemkin’s unsolicited mini-tender offer and recommends that shareholders do not tender their shares in response to Potemkin’s offer because the offer is at a price that is significantly below the current market value of Prudential’s common stock.

Prudential is not associated in any way with Potemkin, its mini-tender offer, or its mini-tender offer documents. Potemkin’s offer is generally not subject to the information filing requirements of the Securities Exchange Act and Potemkin is not generally required to file reports, proxy statements, or other information with the U.S. Securities and Exchange Commission (“SEC”) relating to its business, financial condition or otherwise.

Potemkin has made similar mini-tender offers for shares of other companies. Mini-tender offers, such as this one, seek to acquire less than five percent of a company’s shares outstanding, thereby avoiding many disclosure and procedural requirements of the SEC. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under U.S. securities laws.

The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s cautionary advice to investors on mini-tender offers is available at www.sec.gov/investor/pubs/minitend.htm.

Prudential urges investors to obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to Potemkin’s offer.

Shareholders who have not responded to Potemkin’s offer are advised to take no action. Shareholders who have already tendered their shares may withdraw them within 14 days after the date of delivery of the shareholder’s Acceptance Form by providing notice as described in the Potemkin mini-tender offer documents, prior to the expiration of the offer, currently scheduled for Friday, March 26, 2027, 5 p.m. New York City time. Prudential encourages shareholders to carefully review the “Withdrawal Rights” section of the offer documents.

Brokers and dealers, as well as other market participants, are encouraged to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and the NASD Notice to Members 99-53, issued July 1999, regarding guidance to members forwarding mini-tender offers to their customers, which can be found at http://www.finra.org/sites/default/files/NoticeDocument/p004221.pdf.

Prudential requests that a copy of this news release be included with all distributions of materials relating to Potemkin’s mini-tender offer regarding shares of Prudential common stock.

About Prudential Financial

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.6 trillion in assets under management as of December 31, 2025, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for over 150 years. For more information, please visit news.prudential.com.

Prudential Media Contact: Emily Blum; emily.blum@prudential.com